FEDERAL INSURANCE COMPANY
Endorsement No.:	9
Bond Number:	81844480
NAME OF ASSURED: HARBOR SERVICES GROUP, INC.

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 1 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on September 26, 2010.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: July 13, 2011

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY

Endorsement No:	10

Bond Number:	81844480

NAME OF ASSURED: HARBOR SERVICES GROUP, INC.

AMEND NAME OF ASSURED ENDORSEMENT

It is agreed that NAME OF ASSURED of the DECLARATIONS for this Bond is amended to include the following:

Harbor Capital Advisors, Inc.

Harbor Services Group, Inc.

Harbor Funds Distributors, Inc.

Harbor Funds

Harbor Capital Appreciation Fund

Harbor Mid Cap Growth Fund

Harbor Small Cap Growth Fund

Harbor Large Cap Value Fund

Harbor Mid Cap Value Fund

Harbor Small Cap Value Fund

Harbor International Fund

Harbor International Growth Fund

Harbor Global Value Fund

Harbor High Yield Bond Fund

Harbor Bond Fund

Harbor Real Return Fund

Harbor Short Duration Fund

Harbor Money Market Fund

Harbor Commodity Real Return Strategy Fund

Harbor Cayman Commodity Fund, Ltd.

Harbor Target Retirement Income Fund

Harbor Target Retirement 2010 Fund

Harbor Target Retirement 2015 Fund

Harbor Target Retirement 2020 Fund

Harbor Target Retirement 2025 Fund

Harbor Target Retirement 2030 Fund

Harbor Target Retirement 2035 Fund

Harbor Target Retirement 2040 Fund

Harbor Target Retirement 2045 Fund

Harbor Target Retirement 2050 Fund

Harbor Unconstrained Bond Fund

Harbor Global Growth Fund

Harbor Special Opportunities Fund

Harbor Small Company Value Fund

This Endorsement applies to loss discovered after 12:01 a.m. on September 26, 2010.

ICAP Bond

Form 17-02-6272 (Ed. 8-04) Page 1

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: July 13, 2011

ICAP Bond

Form 17-02-6272 (Ed. 8-04) Page 2

FEDERAL INSURANCE COMPANY
Endorsement No.:	11
Bond Number:	81844480
NAME OF ASSURED: HARBOR SERVICES GROUP, INC.

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 10 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on March 1, 2011.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: July 26, 2011

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY

Endorsement No:	12

Bond Number:	81844480

NAME OF ASSURED: HARBOR SERVICES GROUP, INC.

AMEND NAME OF ASSURED ENDORSEMENT

It is agreed that NAME OF ASSURED of the DECLARATIONS for this Bond is amended to include the following:

Harbor Funds

Harbor Capital Appreciation Fund

Harbor Mid Cap Growth Fund

Harbor Large Cap Value Fund

Harbor Mid Cap Value Fund

Harbor Small Company Value Fund

Harbor Small Cap Value Fund

Harbor International Fund

Harbor International Growth Fund

Harbor Global Value Fund

Harbor High Yield Bond Fund

Harbor Bond Fund

Harbor Real Return Fund

Harbor Short Duration Fund

Harbor Money Market Fund

Harbor Capital Advisors, Inc.

Harbor Funds Distributors, Inc.

Harbor Services Group, Inc.

Harbor Target Retirement Income Fund

Harbor Target Retirement 2010 Fund

Harbor Target Retirement 2015 Fund

Harbor Target Retirement 2020 Fund

Harbor Target Retirement 2025 Fund

Harbor Target Retirement 2030 Fund

Harbor Target Retirement 2035 Fund

Harbor Target Retirement 2040 Fund

Harbor Target Retirement 2045 Fund

Harbor Target Retirement 2050 Fund

Harbor Global Growth Fund

Harbor Special Opportunities Fund

Harbor Unconstrained Bond Fund

Harbor Commodity Real Return Strategy Fund

Harbor Cayman Commodity Fund, Ltd.

Harbor Small Cap Growth Fund

Harbor Flexible Capital Fund

ICAP Bond

Form 17-02-6272 (Ed. 8-04) Page 1

This Endorsement applies to loss discovered after 12:01 a.m. on March 1, 2011.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: July 26, 2011

ICAP Bond

Form 17-02-6272 (Ed. 8-04) Page 2

FEDERAL INSURANCE COMPANY
Endorsement No.:	13
Bond Number:	81844480
NAME OF ASSURED: HARBOR SERVICES GROUP, INC.

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 12 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on March 27, 2011.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: July 26, 2011

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY

Endorsement No:	14

Bond Number:	81844480

NAME OF ASSURED: HARBOR SERVICES GROUP, INC.

AMEND NAME OF ASSURED ENDORSEMENT

It is agreed that NAME OF ASSURED of the DECLARATIONS for this Bond is amended to include the following:

Harbor Funds

Harbor Capital Appreciation Fund

Harbor Mid Cap Growth Fund

Harbor Large Cap Value Fund

Harbor Mid Cap Value Fund

Harbor Small Company Value Fund

Harbor Small Cap Value Fund

Harbor International Fund

Harbor International Growth Fund

Harbor Global Value Fund

Harbor High Yield Bond Fund

Harbor Bond Fund

Harbor Real Return Fund

Harbor Money Market Fund

Harbor Capital Advisors, Inc.

Harbor Funds Distributors, Inc.

Harbor Services Group, Inc.

Harbor Target Retirement Income Fund

Harbor Target Retirement 2010 Fund

Harbor Target Retirement 2015 Fund

Harbor Target Retirement 2020 Fund

Harbor Target Retirement 2025 Fund

Harbor Target Retirement 2030 Fund

Harbor Target Retirement 2035 Fund

Harbor Target Retirement 2040 Fund

Harbor Target Retirement 2045 Fund

Harbor Target Retirement 2050 Fund

Harbor Global Growth Fund

Harbor Unconstrained Bond Fund

Harbor Commodity Real Return Strategy Fund

Harbor Cayman Commodity Fund, Ltd.

Harbor Small Cap Growth Fund

Harbor Flexible Capital Fund

This Endorsement applies to loss discovered after 12:01 a.m. on March 27, 2011.

ICAP Bond

Form 17-02-6272 (Ed. 8-04)	Page 1

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: July 26, 2011

ICAP Bond

Form 17-02-6272 (Ed. 8-04) Page 2

FEDERAL INSURANCE COMPANY
Endorsement No.:	15
Bond Number:	81844480
NAME OF ASSURED: HARBOR SERVICES GROUP, INC.

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 14 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on May 1, 2011.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: July 26, 2011

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY

Endorsement No:	16

Bond Number:	81844480

NAME OF ASSURED: HARBOR SERVICES GROUP, INC.

AMEND NAME OF ASSURED ENDORSEMENT

It is agreed that NAME OF ASSURED of the DECLARATIONS for this Bond is amended to include the following:

Harbor Funds

Harbor Capital Appreciation Fund

Harbor Mid Cap Growth Fund

Harbor Large Cap Value Fund

Harbor Mid Cap Value Fund

Harbor Small Company Value Fund

Harbor Small Cap Value Fund

Harbor International Fund

Harbor International Growth Fund

Harbor Global Value Fund

Harbor High Yield Bond Fund

Harbor Bond Fund

Harbor Real Return Fund

Harbor Money Market Fund

Harbor Capital Advisors, Inc.

Harbor Funds Distributors, Inc.

Harbor Services Group, Inc.

Harbor Target Retirement Income Fund

Harbor Target Retirement 2010 Fund

Harbor Target Retirement 2015 Fund

Harbor Target Retirement 2020 Fund

Harbor Target Retirement 2025 Fund

Harbor Target Retirement 2030 Fund

Harbor Target Retirement 2035 Fund

Harbor Target Retirement 2040 Fund

Harbor Target Retirement 2045 Fund

Harbor Target Retirement 2050 Fund

Harbor Global Growth Fund

Harbor Unconstrained Bond Fund

Harbor Commodity Real Return Strategy Fund

Harbor Cayman Commodity Fund, Ltd.

Harbor Small Cap Growth Fund

Harbor Flexible Capital Fund

Harbor Convertible Securities Fund

Harbor Emerging Markets Debt Fund

ICAP Bond

Form 17-02-6272 (Ed. 8-04)	Page 1

This Endorsement applies to loss discovered after 12:01 a.m. on May 1, 2011.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: July 26, 2011

ICAP Bond

Form 17-02-6272 (Ed. 8-04) Page 2